Exhibit 99.1

              Pemco Aviation Group Reports Significantly Improved
                      Third Quarter And Nine Month Results

     BIRMINGHAM, Ala., Nov. 3 /PRNewswire-FirstCall/ -- Pemco Aviation Group, Inc. (Nasdaq: PAGI), a leading provider of aircraft maintenance and modification services, today announced higher revenues, EBITDA, operating income and net income for the third quarter and nine months ended
September 30, 2003.

    "Pemco's earning performance improved significantly in the third quarter as a result of higher revenues, higher margins and improved operating efficiencies," stated Ronald Aramini, President and Chief Executive Officer of Pemco Aviation Group. "Our excellent results were attributable to the strength of our Government Services Segment that increased deliveries of aircraft under contract while expanding its market with several new contracts."

    Total revenues for the third quarter of 2003 increased 24.0% to $43.9 million compared with $35.4 million in the third quarter of 2002.
Income from operations rose 293.3% to $5.9 million compared with $1.5 million in the third quarter of the prior year. Net income for the third quarter of 2003 was $3.8 million compared with $0.7 million in the third quarter of 2002. Net income per diluted share increased to $0.88 in the third quarter of 2003 compared with $0.17 per diluted share in the third quarter of 2002.

    Government Services Segment sales rose 76.3% to $34.1 million and represented 77.7% of total sales compared with 54.7% of sales in the third quarter of 2002. "We delivered eight aircraft under the KC-135 contract during the third quarter compared with six aircraft in the third quarter of last year," continued Mr. Aramini.

    "Pemco's excellent performance on government maintenance contracts was instrumental in our signing new contracts for C-130 aircraft maintenance. During the third quarter, we signed contracts for 20 C-130 aircraft from the Air Force valued at approximately $3.5 million over the next year and a Navy contract valued at approximately $2.0 million expected to be completed during the fourth quarter. We subsequently signed an HC-130 aircraft maintenance contract with the Coast Guard that is valued at up to $36 million over the five-year life of the contract. We have already taken delivery of aircraft under these contracts and expect they will have a positive effect on our fourth quarter results as we begin delivery of the aircraft. Revenue from these contracts was not material to our third quarter results."

    Commercial Services Segment revenues were $8.6 million compared with $13.1 million in the third quarter of last year. "Commercial Services Segment sales were affected by the continuation of the soft economy and the timing of aircraft deliveries during the quarter," noted Mr. Aramini. "We have a significant backlog of work-in-process in our Commercial Services Segment that we expect to deliver in the fourth quarter."

    "We have seen an increase in demand for services from commercial customers in recent months, particularly from the commercial airline industry. We began adding personnel in the Commercial Services Segment late in the third quarter in response to expanded work with a U.S. carrier. We also received certification from the United Kingdom Civil Aviation Authority (UK-CAA) for Boeing 737-200/300 aircraft cargo conversions. This certification complements similar certifications we already have from the FAA and the CAAC of the People's Republic of China and holds the promise of extending our customer base for these conversions worldwide."

    Summary of unaudited comparative results for the third quarter ended September 30:
                                (In Millions)


                                       2003            2002        % Change
    Revenue                           $43.9           $35.4         24.0%
    Gross Profit                       12.5             6.3         98.4%
    Operating Income                    5.9             1.5        293.3%
    Income Before Taxes                 6.2             1.2        416.7%
    Net Income                          3.8             0.7        442.9%
    EBITDA*                             7.4             2.2        236.4%


    Gross profit represented 28.5% of 2003 third quarter sales compared with 17.8% in the same quarter of last year. The increase in gross profit was due to increased sales and improved product mix. The 2003 third quarter income before taxes also included a $1.2 million insurance recovery related to a plant fire in our Dothan, Alabama facility that occurred January 2002. The recovery is reported in other income ($0.5 million) and cost of sales
($0.7 million).

    Selling, general and administrative (SG&A) expenses rose 37.5% to $6.6 million compared with $4.8 million in the third quarter of 2002. The SG&A increase relates to greater sales in the Government Services Segment.

    "We continue to pursue new opportunities in all of our operating segments," noted Mr. Aramini. "We believe our quality, on-time delivery and cost management on existing contracts will be a positive factor in expanding our government contract opportunities. We are also working on the expansion of our cargo conversion program in our Commercial Services Segment to include the Boeing 757 aircraft. Over the past two years, we have focused on growing our production capabilities and efficiencies throughout our plants and believe we are in an excellent position to leverage our manufacturing facilities as we add new contracts," concluded Mr. Aramini.


    Nine Month Results


    Revenues for the first nine months of 2003 increased to $128.3 million compared with $113.4 million in the same period of 2002. Income from operations for the 2003 period rose to $13.0 million compared with $8.5 million in the first nine months of 2002. Net income was $7.9 million, or $1.82 per diluted share, in the first nine months of 2003 compared with $5.7 million, or $1.28 per diluted share in the first nine months of 2002. The results for 2003 included approximately $1.4 million from contract adjustments, and 2002 included approximately $1.4 million from litigation settlements. In addition, the nine months ended 2003 included a $1.2 million insurance recovery related to the Dothan plant fire that occurred in January 2002, which is included in other income ($0.5) and cost of sales ($0.7).


    *Use of Non-GAAP Financial Measures


    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Pemco presents EBITDA because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, Pemco believes EBITDA is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. EBITDA is an indicator of cash generated to service debt and fund capital expenditures. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. See the reconciliation of net income to EBITDA at the end of this release.


    About Pemco


    Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, Florida and California, performs maintenance and modification of aircraft for the U. S. Government and for foreign and domestic commercial customers. The company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information: www.pemcoaviationgroup.com

    Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including but not limited to: change in economic conditions, Pemco's ability to obtain additional contracts and perform under existing contracts, the outcome of pending and future litigation, potential environmental and other liabilities, and other risks detailed from time to time in Pemco's SEC reports, including its Annual Report on Form 10-K/A filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2002. Pemco cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pemco does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.


                          PEMCO AVIATION GROUP, INC.
                 (In thousands except per share information)


                                                      Third Quarter Ended
                                                           September 30,
                                                       2003           2002
    Sales:
     Government Services Segment                   $  34,144      $  19,364
     Commercial Services Segment                       8,644         13,058
     Manufacturing and Components Segment              1,867          3,015
     Inter-segment Revenue                              (709)           (37)
    Total Sales                                       43,946         35,400

    Cost of Sales                                     31,493         29,097
     Gross Profit                                     12,453          6,303

    Selling, General and Administrative Expenses       6,563          4,810

    Income from Operations                             5,890          1,493

    Other expense (income):
     Proceeds From Insurance Claim                      (527)            --
     Interest expense                                    224            326

     Income Before Income Taxes                        6,193          1,167
     Provision For Income Taxes                        2,353            443
     Net Income                                    $   3,840       $    724

    Weighted Average Common Shares Outstanding:
     Basic                                             4,043          3,778
     Diluted                                           4,368          4,205

    Net Income Per Common Share:
     Basic                                         $    0.95       $   0.19
     Diluted                                       $    0.88       $   0.17

                            EBITDA Reconciliation*

    Net Income                                     $   3,840       $    724
    Interest                                             224            326
    Taxes                                              2,353            443
    Depreciation and Amortization                        999            756
    EBITDA                                         $   7,416       $  2,249


    *See note on Use of Non-GAAP Financial Measures.


                          PEMCO AVIATION GROUP, INC.
                 (In thousands except per share information)


                                                         Nine Months Ended
                                                           September 30,
                                                       2003           2002
    Sales:
     Government Services Segment                   $  90,511      $  67,054
     Commercial Services Segment                      33,795         36,720
     Manufacturing and Components Segment              6,032          9,707
     Inter-segment Revenue                            (2,042)          (114)
    Total Sales                                      128,296        113,367

    Cost of Sales                                     96,150         89,476
     Gross Profit                                     32,146         23,891

    Selling, General and Administrative Expenses      19,189         15,383

    Income from Operations                            12,957          8,508

    Other expense (income):
     Proceeds From Insurance Claim                      (527)            --
     Interest expense                                    673            861
     Litigation, net                                      --         (1,480)

     Income Before Income Taxes                       12,811          9,127
     Provision For Income Taxes                        4,868          3,468
     Net Income                                    $   7,943      $   5,659

    Weighted Average Common Shares Outstanding:
     Basic                                             4,041          3,976
     Diluted                                           4,376          4,422

    Net Income Per Common Share:
     Basic                                         $    1.97      $    1.42
     Diluted                                       $    1.82      $    1.28

                            EBITDA Reconciliation*

    Net Income                                     $   7,943      $   5,659
    Interest                                             673            861
    Taxes                                              4,868          3,468
    Depreciation and Amortization                      2,912          2,467
    EBITDA                                         $  16,396      $  12,455

    *See note on Use of Non-GAAP Financial Measures.



SOURCE  Pemco Aviation Group, Inc.
    -0-                             11/03/2003
    /CONTACT: John R. Lee, Senior Vice President and Chief Financial Officer of Pemco Aviation Group, Inc., +1-205-510-4051/
    /Web site:  http://www.pemcoaviationgroup.com /
    (PAGI)

CO:  Pemco Aviation Group, Inc.
ST:  Alabama
IN:  AIR TRN ARO
SU:  ERN